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                                                                    EXHIBIT 12.1




Renaissance Cosmetics, Inc:
Calculation of ratio of earnings to fixed charges and preferred dividends

                                  Historical                       Pro Forma
                         -------------------------------   -----------------------------
                          Year Ended   Nine Months Ended
                            March 31,     December 31,     Year Ended  Nine Months Ended
                         -------------- ----------------    March 31,     December 31,
                         1995     1996    1995     1996       1996           1996
                         ----     ----    ----     ----       ----           ----
Pretax income ......... (5,494) (10,753) (5,907)  (9,459)   (10,012)        (7,596)
Interest Expense ......  8,694   19,458  14,241   17,206     26,479         20,774

Total earnings ........  3,200    8,705   8,334    7,747     16,477         13,177

Fixed Charges:
Interest Expense ......  8,694   19,458  14,241   17,206     26,479         20,774
Preferred Dividends ...    715    1,333     992    9,838     19,502         15,927
                         9,409   20,791  15,233   27,044     45,981         36,701
Deficiency of earnings
to combined fixed
charges and
preferred dividends.... (6,209) (12,086) (6,899) (19,297)   (29,513)       (23,523)
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